Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS SECOND QUARTER NET INCOME OF $1.1 BILLION AND $1.85 DILUTED EPS

Revenue, Loans and Capital Increase

PITTSBURGH, July 16, 2014 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $1.1 billion, or $1.85 per diluted common share, for the second quarter of 2014 compared with net income of $1.1 billion, or $1.82 per diluted common share, for the first quarter of 2014 and $1.1 billion, or $1.98 per diluted common share, for the second quarter of 2013.

“We delivered solid earnings in the second quarter of 2014,” said William S. Demchak, chairman, president and chief executive officer. “We grew loans, our fee businesses performed well, expenses were well managed, credit quality continued to improve and capital levels strengthened. While our near-term outlook is for a continuation of the low interest rate environment, we are making important progress on our strategic priorities, which we expect will benefit our long-term performance.”

Income Statement Highlights

•	Second quarter earnings reflected ongoing loan growth, strong fee income, continued credit quality improvement and disciplined expense management.

•	Net interest income was $2.1 billion in the second quarter, a decrease of $66 million, or 3 percent, compared with the first quarter.

–    A change in classification related to certain commercial facility fees of $31 million contributed to the decline.

•	Noninterest income of $1.7 billion increased $99 million, or 6 percent, compared with the first quarter.

–    Strong fee income growth included higher consumer service fees, residential mortgage revenue and corporate service fees, which increased in part from the commercial facility fees classification change.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.85 Diluted EPS – Page 2

•	Noninterest expense was $2.3 billion for the second quarter, an increase of $64 million, or 3 percent, compared with the first quarter, partially attributable to seasonal factors.

•	Provision for credit losses declined to $72 million for the second quarter compared with $94 million for the first quarter as overall credit quality continued to improve.

Balance Sheet Highlights

•	Loans grew $2.7 billion, or 1 percent, to $201 billion at June 30, 2014 compared with March 31, 2014.

–    Total commercial lending grew $3.3 billion, or 3 percent, primarily in corporate banking and real estate.

–    Total consumer lending decreased $.6 billion due to lower home equity, residential mortgage and education loans partially offset by growth in credit card and automobile loans.

•	Overall credit quality continued to improve during the second quarter compared with the first quarter.

–    Nonperforming assets of $3.2 billion at June 30, 2014 declined $136 million, or 4 percent.

–    Net charge-offs decreased to $145 million for the second quarter from $186 million in the first quarter.

•	Deposits totaled $223 billion at June 30, 2014 reflecting an increase of $.2 billion compared with March 31, 2014.

•

PNC further enhanced its liquidity position in preparation for implementation of proposed short-term liquidity regulatory standards as reflected in higher deposit balances maintained with the Federal Reserve Bank and borrowed funds activity.

•	PNC’s well-positioned balance sheet remained core funded with a loans to deposits ratio of 90 percent at June 30, 2014.

•	PNC improved its capital position.

–    Transitional Basel III common equity Tier 1 capital ratio, calculated using the regulatory capital methodology applicable to PNC during 2014, increased to an estimated 11.0 percent at June 30, 2014 from 10.8 percent at March 31, 2014.

–    Pro forma fully phased-in Basel III common equity Tier 1 capital ratio increased to an estimated 10.0 percent at June 30, 2014 from 9.7 percent at March 31, 2014 based on the standardized approach rules.

•	PNC repurchased 2.6 million common shares for $.2 billion during the second quarter under its existing common stock repurchase authorization.

Earnings Summary
In millions, except per share data	2Q14	1Q14	2Q13
Net income	$1,052	$1,060	$1,115
Net income attributable to diluted common shares	$995	$983	$1,049
Diluted earnings per common share	$1.85	$1.82	$1.98
Average diluted common shares outstanding	539	539	531
Return on average assets	1.31%	1.35%	1.48%
Return on average common equity	10.12%	10.36%	11.71%
Book value per common share Period end	$75.62	$73.73	$68.32
Tangible book value per common share (non-GAAP) Period end	$58.22	$56.33	$50.65
Cash dividends declared per common share	$.48	$.44	$.44

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.85 Diluted EPS – Page 3

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations to reported amounts of non-GAAP financial measures, including reconciliations of tangible book value to book value per common share and business segment income to net income, and regarding the first quarter 2014 adoption of Accounting Standards Update 2014-01 related to investments in low income housing tax credits. Reference to core net interest income is to total net interest income less purchase accounting accretion, which consists of scheduled accretion and excess cash recoveries, as detailed in the Consolidated Financial Highlights. Information in this news release including the financial tables is unaudited. See the notes and other information in the Consolidated Financial Highlights.

CONSOLIDATED REVENUE REVIEW

Revenue
In millions	2Q14	1Q14	2Q13	Change 2Q14 vs 1Q14	Change 2Q14 vs 2Q13

Net interest income	$2,129	$2,195	$2,258	(3)%	(6)%
Noninterest income	1,681	1,582	1,806	6%	(7)%

Total revenue	$3,810	$3,777	$4,064	1%	(6)%

Total revenue for the second quarter of 2014 increased $33 million compared with the first quarter of 2014 and decreased $254 million compared with the second quarter of 2013. Noninterest income growth was partially offset by lower net interest income in the linked quarter comparison. Both net interest income and noninterest income declined compared with second quarter 2013.

Net interest income for the second quarter of 2014 decreased $66 million compared with the first quarter and $129 million compared with second quarter 2013 as both core net interest income and purchase accounting accretion declined. Core net interest income decreased due to a second quarter 2014 change in classification to noninterest income of certain commercial facility fees of $31 million, lower yields on loans and lower investment securities balances partially offset by commercial loan growth. Higher borrowed funds balances also contributed to the decline compared with the second quarter of 2013. Purchase accounting accretion decreased as a result of lower scheduled accretion partially offset by higher excess cash recoveries on purchased impaired loans in both comparisons.

The net interest margin declined to 3.12 percent for the second quarter of 2014 compared with 3.26 percent for the first quarter and 3.58 percent for the second quarter of 2013. The decrease in the margin reflected lower loan yields, the impact of the change in classification of certain commercial facility fees, and higher deposit balances maintained with the Federal Reserve Bank in light of proposed short-term liquidity regulatory standards, partially offset by commercial loan growth.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.85 Diluted EPS – Page 4

Noninterest Income
In millions	2Q14	1Q14	2Q13	Change 2Q14 vs 1Q14	Change 2Q14 vs 2Q13

Asset management	$362	$364	$340	(1)%	6%
Consumer services	323	290	314	11%	3%
Corporate services	343	301	326	14%	5%
Residential mortgage	182	161	167	13%	9%
Service charges on deposits	156	147	147	6%	6%
Net gains on sales of securities	(6)	10	61	(160)%	(110)%
Net other-than-temporary impairments	(1)	(2)	(4)	50%	75%
Other	322	311	455	4%	(29)%

	$1,681	$1,582	$1,806	6%	(7)%

Noninterest income for the second quarter of 2014 increased $99 million compared with the first quarter reflecting strong fee income growth. Asset management revenue was relatively consistent with the first quarter. Consumer service fees grew $33 million from higher volumes of customer-initiated transactions. Corporate service fees increased $42 million primarily due to a second quarter 2014 change in classification from net interest income of certain commercial facility fees of $31 million and higher treasury management fees. Residential mortgage banking noninterest income increased $21 million due to higher loan sales revenue primarily related to gains on sales of previously underperforming portfolio loans as well as higher production income from increased origination volume. This increase was partially offset by the impact of a $2 million provision for residential mortgage repurchase obligations in the second quarter compared with a benefit of $19 million in the first quarter. Service charges on deposits grew $9 million reflecting higher customer activity. Other noninterest income increased $11 million primarily due to higher commercial mortgage loans held for sale activity and credit valuations for customer-related derivatives activities partially offset by a lower pretax gain of $54 million on the sale of 1 million Visa Class B common shares in the second quarter compared with a $62 million gain in the first quarter. At June 30, 2014, PNC’s remaining investment in Visa Class B common shares was approximately 8 million shares with a carrying value of approximately $.1 billion and fair value of approximately $.7 billion.

Noninterest income for the second quarter of 2014 decreased $125 million compared with the second quarter of 2013. Asset management revenue grew $22 million driven by increases in the equity markets and sales production. Consumer service fees increased $9 million from growth in customer-initiated transaction volumes. Corporate service fees increased $17 million primarily attributable to the change in classification of certain commercial facility fees and higher merger and acquisition advisory fees partially offset by lower net commercial mortgage servicing rights valuations. Residential mortgage banking revenue increased $15 million due to a lower provision for residential mortgage repurchase obligations partially offset by reduced loan sales revenue. Service charges on deposits grew $9 million. Other noninterest income decreased $133 million and included lower revenue associated

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.85 Diluted EPS – Page 5

with credit valuations for customer-related derivatives activities and a lower gain on the sale of Visa Class B common shares which was $83 million in second quarter 2013.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense
In millions	2Q14	1Q14	2Q13	Change 2Q14 vs 1Q14	Change 2Q14 vs 2Q13

Personnel	$1,172	$1,080	$1,186	9%	(1)%
Occupancy	199	218	206	(9)%	(3)%
Equipment	204	201	189	1%	8%
Marketing	68	52	67	31%	1%
Other	685	713	757	(4)%	(10)%

	$2,328	$2,264	$2,405	3%	(3)%

Noninterest expense for the second quarter of 2014 increased $64 million compared with the first quarter of 2014. The increase reflected higher salary compensation expense, higher incentive compensation costs associated with seasonally higher business activity and higher marketing expense, as PNC remained focused on overall disciplined expense management.

Noninterest expense for the second quarter of 2014 decreased $77 million compared with the prior year quarter reflecting the impact of a second quarter 2013 noncash charge for unamortized discounts of $30 million related to redemptions of trust preferred securities. Additionally, the decline in noninterest expense included lower benefits costs, noncredit losses and other real estate owned expense partially offset by investments in technology and infrastructure.

The effective tax rate was 25.4 percent for the second quarter of 2014 compared with 25.3 percent for the first quarter of 2014 and 25.8 percent for the second quarter of 2013.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $327.1 billion at June 30, 2014 compared with $323.4 billion at March 31, 2014 and $304.3 billion at June 30, 2013. In both comparisons, the increase was driven by loan growth and higher deposit balances maintained with the Federal Reserve Bank in light of proposed short-term liquidity regulatory standards partially offset by lower investment securities balances.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.85 Diluted EPS – Page 6

Loans
In billions	6/30/2014	3/31/2014	6/30/2013	Change 6/30/14 vs 3/31/14	Change 6/30/14 vs 6/30/13

Commercial lending	$124.1	$120.8	$113.3	3%	10%
Consumer lending	76.9	77.5	76.5	(1)%	1%

Total loans	$201.0	$198.3	$189.8	1%	6%

For the quarter ended:
Average loans	$199.2	$196.5	$188.6	1%	6%

Total loans grew $2.7 billion as of June 30, 2014 compared with March 31, 2014. Commercial lending increased $3.3 billion during the second quarter of 2014 primarily from growth in corporate banking and real estate. Consumer lending decreased $.6 billion due to lower home equity, residential mortgage and education loans partially offset by growth in credit card and automobile loans. Average commercial lending increased $3.6 billion compared with the first quarter mainly from growth in real estate, corporate banking and business credit, and average consumer and residential real estate loans declined $.9 billion. Second quarter 2014 period end and average loans increased $11.2 billion and $10.6 billion, respectively, compared with second quarter 2013 primarily due to commercial, commercial real estate and, to a lesser extent, consumer loan growth.

Investment Securities
In billions	6/30/2014	3/31/2014	6/30/2013	Change 6/30/14 vs 3/31/14	Change 6/30/14 vs 6/30/13

At quarter end	$56.6	$58.6	$57.4	(3)%	(1)%
Average for the quarter ended	$56.3	$58.4	$56.8	(4)%	(1)%

Investment securities balances at June 30, 2014 decreased $2.0 billion compared with March 31, 2014 due to net payments, maturities and lower reinvestment activity. The available for sale investment securities balance included a net unrealized pretax gain of $1.1 billion at June 30, 2014 compared with $.9 billion at March 31, 2014 and $.7 billion at June 30, 2013, representing the difference between fair value and amortized cost. The increase in the net unrealized pretax gain compared with second quarter 2013 was primarily attributable to lower market interest rates.

Interest-earning deposits with banks were $16.9 billion at June 30, 2014, an increase of $2.0 billion compared with March 31, 2014 and $13.1 billion compared with June 30, 2013 as PNC maintained higher balances on deposit with the Federal Reserve Bank in preparation for implementation of proposed short-term liquidity regulatory standards.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.85 Diluted EPS – Page 7

Deposits
In billions	6/30/2014	3/31/2014	6/30/2013	Change 6/30/14 vs 3/31/14	Change 6/30/14 vs 6/30/13

Transaction deposits	$188.5	$188.1	$175.6	—	7%
Other deposits	34.1	34.3	36.7	(1)%	(7)%

Total deposits	$222.6	$222.4	$212.3	—	5%

For the quarter ended:
Average deposits	$220.0	$218.4	$210.0	1%	5%

Total deposits at June 30, 2014 increased $.2 billion compared with March 31, 2014 and average deposits increased $1.6 billion in the second quarter compared with the first quarter. Growth in demand and money market transaction deposits as well as savings deposits was partially offset by lower retail certificates of deposit. Second quarter 2014 period end and average deposits increased $10.3 billion and $10.0 billion, respectively, compared with second quarter 2013 as higher demand and money market deposits were partially offset by a decrease in retail certificates of deposit due to runoff of maturing accounts.

Borrowed Funds
In billions	6/30/2014	3/31/2014	6/30/2013	Change 6/30/14 vs 3/31/14	Change 6/30/14 vs 6/30/13

At quarter end	$49.1	$46.8	$39.9	5%	23%
Average for the quarter ended	$47.1	$46.4	$38.6	2%	22%

Borrowed funds at June 30, 2014 increased $2.3 billion compared with March 31, 2014 primarily due to higher bank borrowings and a subordinated debt issuance to enhance PNC’s capital position. Borrowed funds increased $9.2 billion at June 30, 2014 compared with June 30, 2013 and average borrowed funds increased $8.5 billion in second quarter 2014 compared with second quarter 2013 mainly as a result of higher bank borrowings, bank notes and senior debt, and subordinated debt partially offset by a decrease in commercial paper, reflecting the wind down of Market Street Funding LLC, a consolidated commercial paper conduit.

Capital
	6/30/2014*	3/31/2014	6/30/2013

Common shareholders’ equity In billions	$40.3	$39.4	$36.3
Transitional Basel III common equity Tier 1 capital ratio	11.0%	10.8%	N/A
Pro forma fully phased-in Basel III common equity
Tier 1 capital ratio	10.0%	9.7%	8.2%

* Ratios estimated

PNC increased its capital levels and ratios. Common shareholders’ equity and the Basel III capital ratios increased in the comparison with the first quarter due to growth in retained earnings and higher accumulated other comprehensive income primarily related to net unrealized securities gains.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.85 Diluted EPS – Page 8

These increases were partially offset by share repurchases and, for the capital ratios, higher risk-weighted assets. The transitional Basel III common equity Tier 1 capital ratio was calculated using the regulatory capital methodology that became effective for PNC on January 1, 2014 with 2014 phase-ins. The pro forma ratios provided for June 30, 2014 and March 31, 2014 were calculated based on the standardized approach. Capital ratios and estimates may be impacted by additional regulatory guidance or analysis of the rules and, in the case of ratios calculated using the advanced approaches, the ongoing evolution, validation and regulatory approval of PNC’s capital-related models. See Capital Ratios in the Consolidated Financial Highlights.

On July 3, 2014, the PNC board of directors declared a quarterly common stock cash dividend of 48 cents per share payable on August 5, 2014. During the second quarter, the quarterly cash dividend on common stock was increased by 4 cents per share, or 9 percent, to 48 cents per share effective with the May 5, 2014 dividend payment. PNC also announced share repurchase programs of up to $1.5 billion for the four quarter period beginning in the second quarter of 2014 under its existing common stock repurchase authorization. In the second quarter of 2014, PNC repurchased 2.6 million common shares for $.2 billion under this authorization. The impact on average diluted common shares outstanding from these repurchased shares was offset by shares issued for employee benefit and stock based compensation plans and higher dilution from the increased value of PNC’s common stock price on its outstanding warrants and compensation plan shares compared with the first quarter.

CREDIT QUALITY REVIEW

Credit Quality
	At or for the quarter ended			Change 6/30/14 vs 3/31/14	Change 6/30/14 vs 6/30/13

In millions	6/30/2014	3/31/2014	6/30/2013

Nonperforming loans	$2,801	$2,947	$3,321	(5)%	(16)%
Nonperforming assets	$3,168	$3,304	$3,778	(4)%	(16)%
Accruing loans past due 90 days or more	$1,252	$1,310	$1,762	(4)%	(29)%
Net charge-offs	$145	$186	$208	(22)%	(30)%
Provision for credit losses	$72	$94	$157	(23)%	(54)%
Allowance for loan and lease losses	$3,453	$3,530	$3,772	(2)%	(8)%

Overall credit quality continued to improve during the second quarter of 2014. Nonperforming assets at June 30, 2014 declined $136 million compared with March 31, 2014. Consumer lending nonperforming loans decreased $56 million, commercial real estate nonperforming loans declined $45 million and commercial nonperforming loans decreased $43 million. Nonperforming assets declined $610 million from second quarter 2013 due to broad improvements in the commercial real estate, consumer and commercial loan portfolios as well as other real estate owned. Nonperforming assets to total assets were .97 percent at June 30, 2014 compared with 1.02 percent at March 31, 2014 and 1.24 percent at June 30, 2013.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.85 Diluted EPS – Page 9

Overall delinquencies decreased $128 million, or 6 percent, as of June 30, 2014 compared with March 31, 2014. Accruing loans past due 90 days or more declined $58 million primarily from lower past due government insured residential real estate loans. Accruing loans past due 30 to 59 days decreased $82 million, or 13 percent, across most portfolios, while the 60 to 89 day category increased $12 million.

Net charge-offs for the second quarter of 2014 decreased $41 million compared with first quarter 2014 primarily due to lower home equity loan net charge-offs and higher commercial real estate recoveries partially offset by an increase in commercial loan net charge-offs. In the comparison with second quarter 2013, net charge-offs decreased $63 million reflecting overall improving credit quality. Net charge-offs for the second quarter of 2014 were .29 percent of average loans on an annualized basis compared with .38 percent for the first quarter and .44 percent for the second quarter of 2013.

Provision for credit losses for second quarter 2014 decreased $22 million compared with first quarter 2014 and $85 million compared with second quarter 2013 as overall credit quality has continued to improve, with the increasing value of residential real estate a contributing economic factor.

The allowance for loan and lease losses declined in both comparisons reflecting overall improvement in credit quality. The allowance to total loans was 1.72 percent at June 30, 2014, 1.78 percent at March 31, 2014 and 1.99 percent at June 30, 2013. The allowance to nonperforming loans was 123 percent at June 30, 2014 compared with 120 percent at March 31, 2014, and 114 percent at June 30, 2013.

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	2Q14	1Q14	2Q13

Retail Banking	$225	$158	$158
Corporate & Institutional Banking	470	523	612
Asset Management Group	53	37	36
Residential Mortgage Banking	36	(4)	20
Non-Strategic Assets Portfolio	99	110	60
Other, including BlackRock	169	236	229

Net income	$1,052	$1,060	$1,115

See accompanying notes in Consolidated Financial Highlights

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.85 Diluted EPS – Page 10

Retail Banking
In millions	2Q14	1Q14	2Q13	Change 2Q14 vs 1Q14	Change 2Q14 vs 2Q13

Net interest income	$973	$980	$1,012	$(7)	$(39)
Noninterest income	$541	$514	$542	$27	$(1)
Provision for credit losses	$4	$145	$148	$(141)	$(144)
Noninterest expense	$1,155	$1,100	$1,156	$55	$(1)
Earnings	$225	$158	$158	$67	$67

In billions
Average loans	$66.4	$67.1	$65.8	$(.7)	$.6
Average deposits	$137.5	$135.5	$134.7	$2.0	$2.8

Retail Banking earnings for the second quarter of 2014 increased in both comparisons. Noninterest income included gains on sales of Visa Class B common shares of $54 million in the second quarter of 2014, $62 million in the first quarter and $83 million in the second quarter of 2013. Noninterest income, excluding the gains on sales of Visa Class B common shares, increased $35 million and $28 million over the first quarter of 2014 and the second quarter of 2013, respectively. Strong fee income growth resulted from higher consumer service fees, including brokerage, and service charges on deposits driven by an increase in customer-initiated transactions in both comparisons. Provision for credit losses decreased in both comparisons due to improved credit quality in the consumer and commercial loan portfolios as net charge-offs and delinquencies declined. Noninterest expense increased compared with the first quarter primarily due to seasonally higher compensation and marketing expense.

•	Retail Banking continued to focus on serving more customers through cost effective channels that meet their preferences for convenience.

–    Approximately 45 percent of consumer customers used non-teller channels for the majority of their transactions during the second quarter of 2014 compared with 43 percent for the first quarter and 37 percent for the second quarter of 2013.

–    Deposit transactions via ATM and mobile increased to 33 percent of total deposit transactions in second quarter 2014 compared with 31 percent for the first quarter and 23 percent for the second quarter of 2013.

–    As part of PNC’s retail branch transformation strategy, 45 branches were converted to universal branches as of June 30, 2014 in a pilot program, and 14 branches were closed or consolidated in the second quarter. PNC had a network of 2,695 branches and 7,977 ATMs at June 30, 2014.

•

Average transaction deposits grew $2.0 billion, or 2 percent, and $4.5 billion, or 4 percent, over first quarter 2014 and second quarter 2013, respectively, resulting from growth in personal and non-personal demand deposits and money market deposits. Average certificates of deposit decreased $2.5 billion from second quarter 2013 reflecting net runoff of maturing accounts.

•

Average loans declined from the first quarter as growth in automobile and credit card loans was more than offset by lower home equity and education loans. Average loans grew 1 percent over second quarter 2013 due to higher automobile, credit card and auto dealer floor plan loans partially offset by lower education, commercial and commercial real estate loans.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.85 Diluted EPS – Page 11

•

Net charge-offs declined to $116 million for second quarter 2014 compared with $145 million in the first quarter and $152 million in the second quarter of 2013 driven by declines in both consumer and commercial portfolios.

Corporate & Institutional Banking
In millions	2Q14	1Q14	2Q13	Change 2Q14 vs 1Q14	Change 2Q14 vs 2Q13

Net interest income	$921	$934	$943	$(13)	$(22)
Corporate service fees	$312	$268	$297	$44	$15
Other noninterest income	$115	$96	$180	$19	$(65)
Provision for credit losses (benefit)	$103	$(13)	$(40)	$116	$143
Noninterest expense	$504	$488	$499	$16	$5
Earnings	$470	$523	$612	$(53)	$(142)

In billions
Average loans	$107.2	$103.5	$96.7	$3.7	$10.5
Average deposits	$70.4	$71.0	$63.8	$(.6)	$6.6
Commercial mortgage servicing portfolio Quarter end	$316	$313	$294	$3	$22

Corporate & Institutional Banking earnings for the second quarter of 2014 decreased in both comparisons. Corporate service fees increased in the quarters of comparison primarily due to the second quarter 2014 change in classification from net interest income of certain commercial facility fees of $31 million. Additionally, treasury management fees increased compared with the first quarter. In the comparison with second quarter 2013, corporate service fees were impacted by higher merger and acquisition advisory fees in second quarter 2014 partially offset by lower net commercial mortgage servicing rights valuations. Other noninterest income increased compared with the first quarter and included higher commercial mortgage loans held for sale activity and credit valuations for customer-related derivatives activities. In the comparison with the second quarter of 2013, other noninterest income declined primarily due to lower revenue associated with credit valuations for customer-related derivatives activities. Provision for credit losses increased in both comparisons reflecting continued growth in commercial lending. Noninterest expense increased compared with the first quarter principally as a result of higher technology-related and compensation costs.

•	Average loans increased 4 percent over the first quarter and 11 percent over second quarter 2013 primarily due to growth in real estate, corporate banking and business credit.

•	Average deposits increased 10 percent over the prior year second quarter as a result of business growth and inflows into money market and noninterest-bearing deposits.

•	Net charge-offs were $15 million in the second quarter of 2014 compared with $2 million in the first quarter of 2014 and a net recovery of $19 million in the second quarter of 2013.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.85 Diluted EPS – Page 12

Asset Management Group
In millions	2Q14	1Q14	2Q13	Change 2Q14 vs 1Q14	Change 2Q14 vs 2Q13

Net interest income	$72	$71	$70	$1	$2
Noninterest income	$207	$199	$184	$8	$23
Provision for credit losses (benefit)	$(6)	$12	$1	$(18)	$(7)
Noninterest expense	$202	$199	$195	$3	$7
Earnings	$53	$37	$36	$16	$17

In billions
Assets under administration Quarter end	$257	$255	$233	$2	$24
Average loans	$7.2	$7.1	$6.8	$.1	$.4
Average deposits	$9.5	$9.6	$8.9	$(.1)	$.6

Asset Management Group earnings for the second quarter of 2014 increased in both comparisons. Noninterest income grew in the two periods of comparison driven by increases in the equity markets and new sales production. The increase in noninterest expense compared with both prior quarters included higher compensation costs from focused hiring to drive growth as well as higher technology expenses compared with second quarter 2013.

•	Assets under administration at June 30, 2014 included discretionary assets under management of $131 billion and nondiscretionary assets under administration of $126 billion.

–    Discretionary assets under management were stable with March 31, 2014 and increased $14 billion compared with June 30, 2013 driven by stronger equity markets and net positive flows net of cyclical client activities.

•

Asset Management Group continued to focus on driving growth through sales sourced from other PNC lines of business, maximizing front line productivity and optimizing market presence including additions to staff in high opportunity markets.

Residential Mortgage Banking
In millions	2Q14	1Q14	2Q13	Change 2Q14 vs 1Q14	Change 2Q14 vs 2Q13

Net interest income	$37	$40	$51	$(3)	$(14)
Noninterest income
Benefit (provision) for residential mortgage repurchase obligations	$(2)	$19	$(73)	$(21)	$71
Other noninterest income	$192	$147	$250	$45	$(58)
Provision for credit losses (benefit)	$1	$(1)	$4	$2	$(3)
Noninterest expense	$169	$213	$192	$(44)	$(23)
Earnings (loss)	$36	$(4)	$20	$40	$16

In billions
Residential mortgage servicing portfolio Quarter end	$111	$114	$116	$(3)	$(5)
Loan origination volume	$2.6	$1.9	$4.7	$.7	$(2.1)

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.85 Diluted EPS – Page 13

Residential Mortgage Banking earnings for the second quarter of 2014 increased in both comparisons. Noninterest income for the second quarter included a provision for residential mortgage repurchase obligations compared with a benefit in the first quarter and a larger provision recorded in second quarter 2013. Other noninterest income increased compared with the first quarter due to higher loan sales revenue primarily related to gains on sales of previously underperforming portfolio loans as well as higher production income from increased origination volume. Other noninterest income decreased compared with the second quarter of 2013 mainly as a result of reduced loan sales revenue from lower origination volume. Noninterest expense declined compared with the linked quarter driven by first quarter legal accruals and in the comparison with second quarter 2013 the decrease was attributable to lower production expense on reduced origination volume.

Loan origination volume in the second quarter of 2014 increased 30 percent from the first quarter and declined 46 percent from the second quarter of 2013. Approximately 50 percent of second quarter 2014 origination volume was for home purchase transactions, up from 37 percent in the first quarter and 28 percent in the second quarter of 2013. A strategic focus of Residential Mortgage Banking is origination through retail channels only, with an emphasis on home purchase transactions.

Non-Strategic Assets Portfolio
In millions	2Q14	1Q14	2Q13	Change 2Q14 vs 1Q14	Change 2Q14 vs 2Q13

Net interest income	$137	$142	$164	$(5)	$(27)
Noninterest income	$10	$6	$11	$4	$(1)
Provision for credit losses (benefit)	$(39)	$(52)	$39	$13	$(78)
Noninterest expense	$30	$26	$41	$4	$(11)
Earnings	$99	$110	$60	$(11)	$39

In billions
Average loans	$9.3	$9.6	$11.0	$(.3)	$(1.7)

The Non-Strategic Assets Portfolio consists of non-strategic assets primarily obtained through acquisitions of other companies and includes a consumer portfolio of mainly residential mortgage and brokered home equity loans and lines of credit, and a small commercial loan and lease portfolio. The business activity of this segment is to manage the wind-down of the portfolios while maximizing the value and mitigating risk.

•

Net charge-offs were $10 million for the second quarter of 2014 compared with $31 million for the first quarter and $53 million for the second quarter of 2013. The decline compared with the first quarter was primarily related to the brokered home equity loan portfolio. The decrease compared with second quarter 2013 was attributable to overall credit quality improvement.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.85 Diluted EPS – Page 14

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, noncash charges for unamortized discounts related to redemptions of trust preferred securities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman, President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (800) 676-1841 or (303) 223-2696 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s second quarter 2014 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 or (402) 977-9140 (international), conference ID 21718663 and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the United States’ largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

[TABULAR MATERIAL FOLLOWS]

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.85 Diluted EPS – Page 15

FINANCIAL RESULTS	Three months ended			Six months ended
Dollars in millions, except per share data	June 30 2014	March 31 2014	June 30 2013	June 30 2014	June 30 2013

Revenue
Net interest income	$2,129	$2,195	$2,258	$4,324	$4,647
Noninterest income	1,681	1,582	1,806	3,263	3,372

Total revenue	3,810	3,777	4,064	7,587	8,019
Noninterest expense (a)	2,328	2,264	2,405	4,592	4,773

Pretax, pre-provision earnings (b)	1,482	1,513	1,659	2,995	3,246
Provision for credit losses	72	94	157	166	393

Income before income taxes and noncontrolling interests	$1,410	$1,419	$1,502	$2,829	$2,853

Net income (a) (c)	$1,052	$1,060	$1,115	$2,112	$2,110
Less:
Net income (loss) attributable to noncontrolling interests (a)	3	(2)	4	1	(4)
Preferred stock dividends and discount accretion and redemptions (d)	48	70	53	118	128

Net income attributable to common shareholders	$1,001	$992	$1,058	$1,993	$1,986
Less:
Dividends and undistributed earnings allocated to nonvested restricted shares	3	3	5	6	9
Impact of BlackRock earnings per share dilution	3	6	4	9	9

Net income attributable to diluted common shares	$995	$983	$1,049	$1,978	$1,968

Diluted earnings per common share	$1.85	$1.82	$1.98	$3.67	$3.72

Cash dividends declared per common share	$.48	$.44	$.44	$.92	$.84

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our consolidated financial statements.

(a)	Amounts for 2013 periods have been updated to reflect the first quarter 2014 adoption of Accounting Standards Update (ASU) 2014-01 related to investments in low income housing tax credits.
(b)	We believe that pretax, pre-provision earnings, a non-GAAP measure, is useful as a tool to help evaluate the ability to provide for credit costs through operations.
(c)	See page 16 for a reconciliation of business segment income to net income.
(d)	Dividends are payable quarterly other than Series O and Series R preferred stock, which are payable semiannually in different quarters.

TOTAL AND CORE NET INTEREST INCOME AND NET INTEREST MARGIN

	Three months ended			Six months ended
Dollars in millions	June 30 2014	March 31 2014	June 30 2013	June 30 2014	June 30 2013

Net Interest Income

Core net interest income (a)	$1,982	$2,032	$2,054	$4,014	$4,194
Total purchase accounting accretion (a)
Scheduled accretion net of contractual interest	112	134	193	246	392
Excess cash recoveries	35	29	11	64	61

Total purchase accounting accretion	147	163	204	310	453

Total net interest income	$2,129	$2,195	$2,258	$4,324	$4,647

Net Interest Margin

Core net interest margin (b)	2.92%	3.02%	3.26%	2.97%	3.35%
Purchase accounting accretion impact on net interest margin	.20	.24	.32	.22	.34

Net interest margin	3.12%	3.26%	3.58%	3.19%	3.69%

(a)	We believe that core net interest income, a non-GAAP measure, and purchase accounting accretion are useful in evaluating the components of total net interest income.
(b)	We believe that core net interest margin, a non-GAAP measure, is useful as a tool to help evaluate the impact of purchase accounting accretion on net interest margin. To calculate core net interest margin, net interest margin has been adjusted by annualized purchase accounting accretion divided by average interest-earning assets.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.85 Diluted EPS – Page 16

	Three months ended			Six months ended
	June 30 2014	March 31 2014	June 30 2013	June 30 2014	June 30 2013

PERFORMANCE RATIOS
Net interest margin (a)	3.12%	3.26%	3.58%	3.19%	3.69%
Noninterest income to total revenue	44	42	44	43	42
Efficiency (b) (c)	61	60	59	61	60
Return on:
Average common shareholders’ equity (c)	10.12	10.36	11.71	10.24	11.16
Average assets (c)	1.31	1.35	1.48	1.33	1.41

BUSINESS SEGMENT INCOME (LOSS) (d) (e)
In millions

Retail Banking (f)	$225	$158	$158	$383	$278
Corporate & Institutional Banking	470	523	612	993	1,153
Asset Management Group (g)	53	37	36	90	79
Residential Mortgage Banking (h)	36	(4)	20	32	65
Non-Strategic Assets Portfolio	99	110	60	209	139
Other, including BlackRock (e) (i)	169	236	229	405	396

Total net income	$1,052	$1,060	$1,115	$2,112	$2,110

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable equivalent adjustments to net interest income for the three months ended June 30, 2014, March 31, 2014 and June 30, 2013 were $47 million, $46 million and $40 million, respectively. The taxable-equivalent adjustments to net interest income for the six months ended June 30, 2014 and June 30, 2013 were $93 million and $80 million, respectively.
(b)	Calculated as noninterest expense divided by total revenue.
(c)	Amounts for 2013 periods have been updated to reflect the first quarter 2014 adoption of ASU 2014-01 related to investments in low income housing tax credits.
(d)	Our business information is presented based on our internal management reporting practices. We periodically refine our internal methodologies as management reporting practices are enhanced.
(e)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our second quarter 2014 Form 10-Q will include additional information regarding BlackRock.
(f)	Includes gain on sales of portions of Visa Class B common shares in the first and second quarters of 2014 and the second quarter of 2013.
(g)	We consider a primary client relationship for Asset Management Group to be a client relationship with annual revenue generation of $10,000 or more.
(h)	Includes benefit/provision for residential mortgage repurchase obligations.
(i)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as gains or losses related to BlackRock transactions, integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting (GAAP), including the presentation of net income attributable to noncontrolling interests as the segments’ results exclude their portion of net income attributable to noncontrolling interests.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.85 Diluted EPS – Page 17

	June 30 2014	March 31 2014	June 30 2013

BALANCE SHEET DATA
Dollars in millions, except per share data
Assets (a)	$327,064	$323,423	$304,306
Loans (b) (c)	200,984	198,242	189,775
Allowance for loan and lease losses (b)	3,453	3,530	3,772
Interest-earning deposits with banks (b)	16,876	14,877	3,797
Investment securities	56,602	58,644	57,449
Loans held for sale (c)	2,228	2,102	3,814
Goodwill and other intangible assets	11,071	11,189	11,228
Equity investments (a) (b) (d)	10,583	10,337	9,945
Other assets (b) (c)	23,527	23,315	24,297

Noninterest-bearing deposits	71,001	70,063	66,708
Interest-bearing deposits	151,553	152,319	145,571
Total deposits	222,554	222,382	212,279
Transaction deposits	188,489	188,105	175,564
Borrowed funds (b)	49,066	46,806	39,864
Shareholders’ equity (a)	44,205	43,321	40,210
Common shareholders’ equity (a)	40,261	39,378	36,271
Accumulated other comprehensive income	881	656	45

Book value per common share (a)	$75.62	$73.73	$68.32
Tangible book value per common share (Non-GAAP) (a) (e)	$58.22	$56.33	$50.65
Common shares outstanding (millions)	532	534	531
Loans to deposits	90%	89%	89%

CLIENT ASSETS (billions)
Discretionary assets under management	$131	$130	$117
Nondiscretionary assets under administration	126	125	116

Total assets under administration	257	255	233
Brokerage account assets	43	41	39

Total client assets	$300	$296	$272

CAPITAL RATIOS
Transitional Basel III (f) (g) (h)
Common equity Tier 1 (i)	11.0%	10.8%	N/A
Tier 1 risk-based	12.7	12.6	N/A
Total capital risk-based	16.1	15.8	N/A
Leverage	11.2	11.1	N/A

Pro forma Fully Phased-In Basel III (f) (h) (j)
Common equity Tier 1 (i)	10.0%	9.7%	8.2%

Common shareholders’ equity to assets (a)	12.3%	12.2%	11.9%

ASSET QUALITY
Nonperforming loans to total loans	1.39%	1.49%	1.75%
Nonperforming assets to total loans, OREO and foreclosed assets	1.57	1.66	1.99
Nonperforming assets to total assets	.97	1.02	1.24
Net charge-offs to average loans (for the three months ended) (annualized)	.29	.38	.44
Allowance for loan and lease losses to total loans	1.72	1.78	1.99
Allowance for loan and lease losses to nonperforming loans (k)	123%	120%	114%
Accruing loans past due 90 days or more (in millions)	$1,252	$1,310	$1,762

(a)	Amounts for the 2013 period have been updated to reflect the first quarter 2014 adoption of ASU 2014-01 related to investments in low income housing tax credits.
(b)	Amounts include consolidated variable interest entities. Our first quarter 2014 10-Q included, and our second quarter 2014 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(c)	Amounts include assets for which we have elected the fair value option. Our first quarter 2014 10-Q included, and our second quarter 2014 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(d)	Amounts include our equity interest in BlackRock.
(e)	See the Tangible Book Value per Common Share Ratio table on page 19 for additional information.
(f)	The ratios as of June 30, 2014 are estimated.
(g)	Calculated using the regulatory capital methodology applicable to PNC during 2014.
(h)	See Capital Ratios discussion on pages 18-19 and in the Banking Regulation and Supervision section of Item 1 Business in our 2013 Form 10-K and in the consolidated balance sheet review section in our first quarter 2014 Form 10-Q. Our second quarter 2014 Form 10-Q will include additional discussion on these capital ratios.
(i)	The Basel III common equity Tier 1 capital ratio was previously referred to as the Basel III Tier 1 common capital ratio.
(j)	Ratios as of June 30, 2013 have not been updated to reflect the first quarter 2014 adoption of ASU 2014-01 related to investments in low income housing tax credits.
(k)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans exclude certain government insured or guaranteed loans, loans held for sale, loans accounted for under the fair value option and purchased impaired loans.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.85 Diluted EPS – Page 18

CAPITAL RATIOS

As a result of the staggered effective dates of the final U.S. capital rules issued in July 2013, as well as the fact that PNC remains in the parallel run qualification phase for the advanced approaches, PNC’s regulatory risk-based capital ratios during 2014 are based on the definitions of, and deductions from, capital under Basel III (as such definitions and deductions are phased-in for 2014) and Basel I risk-weighted assets (but subject to certain adjustments as defined by the Basel III rules). We refer to the capital ratios calculated using these Basel III phased-in provisions and Basel I risk-weighted assets as the Transitional Basel III ratios. These capital ratios became effective for PNC on January 1, 2014.

We provide information below regarding PNC’s estimated Transitional Basel III common equity Tier 1 ratio and PNC’s estimated pro forma fully phased-in Basel III common equity Tier 1 ratio. We previously referred to the Basel III common equity Tier 1 ratio as the Basel III Tier 1 common ratio. In addition, on the next page we provide information regarding PNC’s Basel I Tier 1 common capital ratio, which was applicable to PNC through 2013 under the U.S. regulatory capital rules.

Common equity Tier 1 capital as defined under the Basel III rules adopted by the U.S. banking agencies differs materially from Basel I Tier 1 common capital. For example, under Basel III, significant common stock investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets must be deducted from capital to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution’s adjusted common equity Tier 1 capital. Also, Basel I regulatory capital excludes accumulated other comprehensive income related to securities currently and previously held as available for sale, as well as pension and other postretirement plans, whereas under Basel III these items are a component of PNC’s capital.

Estimated Transitional Basel III and Pro forma Fully Phased-In Basel III Common Equity Tier 1 Capital Ratios

	Transitional Basel III		Pro forma Fully Phased-In Basel III
Dollars in millions	June 30 2014	March 31 2014	June 30 2014	March 31 2014	June 30 2013 (a)

Common stock, related surplus and retained earnings, net of treasury stock	$39,380	$38,722	$39,380	$38,722	$36,302

Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(8,923)	(8,932)	(9,262)	(9,291)	(9,381)
Basel III total threshold deductions	(216)	(214)	(1,075)	(1,186)	(2,224)
Accumulated other comprehensive income (b)	115	82	576	410	(241)
All other adjustments (c)	(5)	(16)	(74)	(106)	(536)

Estimated Common equity Tier 1 capital	$30,351	$29,642	$29,545	$28,549	$23,920

Estimated Basel I risk-weighted assets calculated in accordance with transition rules for 2014 (d)	$275,785	$273,826	N/A	N/A	N/A
Estimated Basel III standardized approach risk-weighted assets (e)	N/A	N/A	$295,631	$293,310	N/A
Estimated Basel III advanced approaches risk-weighted assets (f)	N/A	N/A	$290,118	$289,441	$290,838

Estimated Basel III Common equity Tier 1 capital ratio	11.0%	10.8%	10.0%	9.7%	8.2%

Risk weight and associated rules utilized	Basel I (with 2014 transition adjustments)	Basel I (with 2014 transition adjustments)	Standardized	Standardized	Advanced

(a)	Amounts have not been updated to reflect the first quarter 2014 adoption of ASU 2014-01 related to investments in low income housing tax credits.
(b)	Represents net adjustments related to accumulated other comprehensive income for securities currently and previously held as available for sale, as well as pension and other postretirement plans.
(c)	Includes adjustments as required based on whether the standardized approach or advanced approaches is utilized.
(d)	Includes credit and market risk-weighted assets.
(e)	Basel III standardized approach risk-weighted assets were estimated based on the Basel III standardized approach rules and include credit and market risk-weighted assets.
(f)	Basel III advanced approaches risk-weighted assets were estimated based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets.

PNC utilizes the pro forma fully phased-in Basel III capital ratios to assess its capital position (without the benefit of phase-ins), including comparison to similar estimates made by other financial institutions. Our Basel III capital ratios and estimates may be impacted by additional regulatory guidance or analysis, and, in the case of those ratios calculated using the advanced approaches, the ongoing evolution, validation and regulatory approval of PNC’s models integral to the calculation of advanced approaches risk-weighted assets.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.85 Diluted EPS – Page 19

2013 Basel I Tier 1 Common Capital Ratio (a) (b)

Dollars in millions	December 31 2013	June 30 2013

Basel I Tier 1 common capital	$28,484	$26,668
Basel I risk-weighted assets	272,169	264,750

Basel I Tier 1 common capital ratio	10.5%	10.1%

(a)	Effective January 1, 2014, the Basel I Tier 1 common capital ratio no longer applies to PNC (except for stress testing purposes). Our 2013 Form 10-K included additional information regarding our Basel I capital ratios.
(b)	Amounts have not been updated to reflect the first quarter 2014 adoption of ASU 2014-01 related to investments in low income housing tax credits.

Tangible book value per common share is a non-GAAP financial measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP financial measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share Ratio (Non-GAAP)

Dollars in millions, except per share data	June 30 2014	March 31 2014	June 30 2013

Book value per common share (a)	$75.62	$73.73	$68.32
Tangible book value per common share
Common shareholders’ equity (a)	$40,261	$39,378	$36,271
Goodwill and Other Intangible Assets (b)	(9,590)	(9,621)	(9,727)
Deferred tax liabilities on Goodwill and Other Intangible Assets (b)	327	331	346

Tangible common shareholders’ equity	$30,998	$30,088	$26,890
Period-end common shares outstanding (in millions)	532	534	531
Tangible book value per common share (Non-GAAP)	$58.22	$56.33	$50.65

(a)	Amounts for the 2013 period have been updated to reflect the first quarter 2014 adoption of Accounting Standards Update (ASU) 2014-01 related to investments in low income housing tax credits.
(b)	Excludes the impact from mortgage servicing rights of $1.5 billion at June 30, 2014, $1.6 billion at March 31, 2014 and $1.5 billion at June 30, 2013.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.85 Diluted EPS – Page 20

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–    Changes in interest rates and valuations in debt, equity and other financial markets.

–    Disruptions in the liquidity and other functioning of U.S. and global financial markets.

–    The impact on financial markets and the economy of any changes in the credit ratings of U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the levels of U.S. and European government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe.

–    Actions by the Federal Reserve, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–    Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–    Slowing or reversal of the current U.S. economic expansion.

–    Continued residual effects of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

–    Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•

Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than we are currently expecting. These statements are based on our current view that the U.S. economic expansion will speed up to an above trend growth rate near 3.0 percent in the second half of 2014 and that short-term interest rates will remain very low and bond yields will rise only slowly in the latter half of 2014. These forward-looking statements also do not, unless otherwise indicated, take into account the impact of potential legal and regulatory contingencies.

•

PNC’s ability to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or issue or redeem preferred stock or other regulatory capital instruments, is subject to the review of such proposed actions by the Federal Reserve as part of PNC’s comprehensive capital plan for the applicable period in connection with the regulators’ Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve.

•

PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the Basel Capital Accords), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent on the ongoing development, validation and regulatory approval of related models.

•

Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.85 Diluted EPS – Page 21

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

–    Changes resulting from legislative and regulatory reforms, including major reform of the regulatory oversight structure of the financial services industry and changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects, and changes in accounting policies and principles. We will be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and otherwise growing out of the most recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.

–    Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and to Basel-related initiatives.

–    Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s business and activities, such matters may include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–    Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–    Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•

Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards. In particular, our results currently depend on our ability to manage elevated levels of impaired assets.

•

Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

•

We grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits and other liabilities. Acquisition risks and uncertainties include those presented by the nature of the business acquired, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

•

Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and in the competitive and regulatory landscape. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•

Business and operating results can also be affected by widespread natural and other disasters, dislocations, terrorist activities, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2013 Form 10-K and our first quarter 2014 Form 10-Q, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments and Guarantees Notes of the Notes To Consolidated Financial Statements in those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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